UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Genesco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 6, 2021, Genesco Inc. (the “Company”) issued the following press release.

The press release was also posted by the Company to www.GenescoDrivingValue.com on July 6, 2021.

LEADING INDEPENDENT PROXY ADVISORY FIRM ISS RECOMMENDS GENESCO SHAREHOLDERS VOTE

“FOR ALL” NINE OF GENESCO’S HIGHLY QUALIFIED DIRECTORS ON BLUE PROXY CARD

ISS advises Genesco’s shareholders to support all of the Board’s nominees at upcoming Annual Meeting

Potential contribution of Legion’s nominees to Genesco’s Board “would appear to be limited”

according to ISS Report

NASHVILLE, Tenn. – July 6, 2021 – Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”) today announced that Institutional Shareholder Services (“ISS”), a leading independent provider of proxy research and vote recommendations to the institutional investment community, has recommended that Genesco shareholders vote the BLUE proxy card “FOR ALL” nine of the Company’s director nominees at Genesco’s Annual Meeting of Shareholders to be held on July 20, 2021.

“We are gratified that after a comprehensive review and analysis, ISS recommended that shareholders vote “FOR ALL” of Genesco’s highly qualified directors for reelection at our upcoming Annual Meeting,” said Mimi Vaughn, Board Chair, President and CEO of Genesco. “In its recommendation, ISS clearly recognizes that the skills and experience of our directors are essential to the continued execution of our footwear focused strategy, which is producing clear and positive results, and that Legion’s nominees would not bring anything new or additive to our Board. This endorsement from a leading proxy advisory firm underscores our strong belief that we have the right Board and strategy in place, and that we are well-positioned to succeed and enhance long-term shareholder value in a rapidly evolving retail landscape.”

In making its recommendation that shareholders vote on the Company’s BLUE proxy card “FOR ALL” NINE of Genesco’s highly qualified directors, ISS commented1:

•

“In light of GCO’s recent board and management changes, and given that Legion’s nominees do not appear demonstrably superior to the directors whom they would replace, shareholders are advised to support the board’s nominees at this annual meeting.”

•	“…all four recently appointed members of the board appear to be appropriate additions, and the dissident’s critique of interconnections among GCO board members is creative but unconvincing.”

•	“...the immediate removal of the four longest-tenured directors standing for re-election does not appear necessary...”

•	“The dissident’s ‘cover the waterfront’ strategy lacks focus, and may present difficulties of digestion for shareholders…”

ISS also highlighted that Legion’s nominees lack the relevant skills necessary to serve on Genesco’s Board, noting1:

•	“[Marjorie Bowen] provided very limited details about what she would like to accomplish in her second term on the board.”

[1]	Permission to use quotations neither sought nor obtained from ISS and emphasis added by Genesco.

•	“The company’s concerns regarding [Dawn Robertson’s] short-lived tenure at many companies seems valid and based on fact rather than opinion.”

•

“[Hobart Sichel] lacks public Board experience (which in this particular situation would seem essential, especially for a single dissident director), and the board has already considered him on their own volition and decided against advancing his candidacy.”

•	“[Margenett Moore-Roberts] lacks public Board experience” and her skills of building an inclusive customer base and work force “do not appear to be among the company’s most urgent needs.”

•	“The potential contribution of Legion’s nominees to the board would therefore appear to be limited.”

Genesco Urges Shareholders to Vote “FOR” its Full Slate of Highly Qualified and

Experienced Director Nominees

Genesco continues to urge shareholders to protect the value of their investment by voting the BLUE proxy card today “FOR” all nine of the Company’s highly qualified directors at the Company’s Annual Meeting scheduled to be held on July 20, 2021. The Company’s proxy statement and other important information related to its 2021 Annual Meeting of Shareholders can be found at www.GenescoDrivingValue.com.

PLEASE VOTE TODAY!

To make sure your vote is processed timely, we are encouraging all shareholders to vote online or by telephone if possible—

just follow the easy instructions on the enclosed BLUE proxy card.

You may also sign, date and return the enclosed BLUE proxy card.

If you have any questions or need help voting your BLUE proxy card,

please call the firm assisting us with the solicitation of proxies:

Innisfree

1 (877) 825-8772

(toll-free from the U.S. and Canada)

+1 (412) 232-3651

(from other locations)

REMEMBER:

Please simply discard any White proxy cards

you may receive from Legion, as voting on a White card,

even in protest, will revoke any previous proxy you submitted using the BLUE proxy card. Only your latest-dated proxy counts.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,455 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and all other statements not addressing solely historical facts or present conditions. Forward- looking statements are usually identified by or are associated with such words as “intend,” “expect,” “believe,” “should,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, the roll-out of COVID-19 vaccines and the public’s acceptance of the vaccines, additional stores closures due to COVID-19, the timing of the re-opening of our stores, the timing of in-person back-to-work and back-to-school and sales with respect thereto, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company’s omni-channel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company’s markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company’s market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company’s shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits; and the cost and outcome of litigation, investigations and environmental matters involving the Company, and the impact of actions initiated by activist shareholders. Additional factors are cited in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Important Additional Information and Where to Find It

Genesco has filed a definitive proxy statement (the “Proxy Statement”) and accompanying proxy card in connection with the solicitation of proxies for the 2021 annual meeting of Genesco shareholders (the “Annual Meeting”). INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Genesco with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the Investors section of Genesco’s corporate website at www.genesco.com.

Participants in the Solicitation

Genesco, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Genesco shareholders in connection with the matters to be considered at the Annual Meeting. Information regarding the names of Genesco’s directors and executive officers and certain other individuals and their respective interests in Genesco by security holdings or otherwise is set forth in the Annual Report on Form 10-K of Genesco for the fiscal year ended January 30, 2021, and in the Proxy Statement. To the extent holdings of such participants in Genesco’s securities have changed since the amounts described in the Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC.

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Media Contacts

Claire S. McCall

cmccall@genesco.com

(615) 308-2483

Or

Jared Levy / Danya Al-Qattan

Sard Verbinnen & Co

Genesco-SVC@sardverb.com

Investor Contacts

Tom George

tgeorge@genesco.com

(615) 367-7465

Or

David Slater

dslater@genesco.com

(615) 367-7604